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                                                             EXHIBIT 23.1






                       Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 30, 1996, which appears on page 26 of the 1995 Annual
Report to Shareholders of Jason Incorporated, which is incorporated by reference in Jason Incorporated's Annual Report on Form 10-K for the year ended December 29, 1995. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 21 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.





PRICE WATERHOUSE LLP


Milwaukee, Wisconsin


May 20, 1996